Exhibit 99.2

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Presentation Highlights Potential Benefit

of Anti-Inflammatory Aminosterols in Asthma

Plymouth Meeting, PA, May 19, 2003/PRNewswire/—Genaera Corporation (NASDAQ: GENR) today presented a preclinical study demonstrating the potential use of aminosterols in preventing and treating asthma, at the meeting of the American Thoracic Society, held in Seattle, Washington.

The study investigated the effects of the aminosterol, MSI-1432, on airway hyperresponsiveness (AHR, a measure of airway narrowing propensity) and the accumulation of airway eosinophil cells, in a murine asthma model. MSI-1432 was selected from a chemical library of aminosterols that was screened for the ability to block mitogen and antigen-induced proliferation and aggregation of lymphocytes. In this study, mice were sensitized to allergens intranasally over a 22-day period, and then treated daily with either MSI-1432, the glucocoritcoid dexamethasone, or placebo. MSI-1432 significantly inhibited antigen-induced AHR (p<0.01) and BAL eosinophilia (p<0.05), whereas DEX significantly inhibited BAL eosinophilia (p<0.01) but not AHR. These results suggest that aminosterols with anti-inflammatory and anti-adhesion properties may be effective therapeutics for asthma.

This research is funded through a two-year Phase II Small Business Innovation Research (SBIR) grant from the National Heart Lung and Blood Institute, National Institutes of Health, that was awarded to Genaera in February 2002, valued at approximately $800,000. This SBIR grant supports the development of a small molecule anti-inflammatory aminosterol therapeutic, and will be used to further develop lead compounds with the intent to identify a clinical candidate.

Kenneth J. Holroyd, MD, Executive Vice President and Chief Operating Officer of Genaera, commented, “These results suggest the possible use of aminosterols to prevent and treat asthma, and potentially other inflammatory diseases. Our lead compounds have demonstrated sufficient efficacy in preclinical models to encourage our pursuit of additional research to identify, as resources allow, a clinical candidate compound. Genaera is committed to progressing our current drug development programs in the clinic while simultaneously continuing aminosterol research through the SBIR grant. At the same time, these anti-inflammatory aminosterols are our current principal preclinical research effort, while we pursue other program specific funding.”

Genaera’s discovery of natural aminosterols has been complemented by a research program that has produced and evaluated many synthetic aminosterols. These natural aminosterols and their synthetic analogues are being developed as a class of agents that are able to block cellular activation in specific cell types. Squalamine, the first natural aminosterol discovered, is a potent anti-angiogenic agent with specificity for activated endothelial cells, and is currently being evaluated in clinical trials for cancers and for “wet” macular degeneration.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.